CACI Reports Strong Third Quarter FY08 Results

Diluted earnings per share increased 24.1 percent to $0.73
Net income increased 20.9 percent to $22.3 million
Revenue increased 34.1 percent to record $634 million
Organic revenue grew 19.9 percent
Contract funding orders increased 22.4 percent to $706 million
Contract awards totaled approximately $897 million

Arlington, Va., April 30, 2008 - CACI International Inc (NYSE: CAI), a leading professional services and information technology solutions provider to the federal government, announced results today for its third fiscal quarter and nine months ended March 31, 2008. CACI provides innovative solutions to meet America’s needs in national defense, intelligence, homeland security, and the transformation of government, and is a leading strategic consolidator in its market space.

Third Quarter Results

For the third quarter of Fiscal Year 2008 (FY08), we reported record revenue of $634.2 million, up 34.1 percent over third quarter of Fiscal Year 2007 (FY07) revenue of $473.1 million. The increase during the quarter was driven by both organic and acquired revenue. Operating income for the quarter was $43.5 million, up 26.1 percent, compared with operating income of $34.5 million in the year earlier quarter. The operating margin was 6.9 percent compared with 7.3 percent in the third quarter of FY07. The change in the operating margin was primarily due to continued strong growth in subcontractor content integral to the solutions we deliver to our clients. Income before taxes for the quarter was $36.7 million, 24.3 percent higher than what was reported in the third quarter of FY07. Our tax rate increased to 39.3 percent from 37.6 percent in the year earlier quarter. Net income for the third quarter was $22.3 million, 20.9 percent higher than the $18.4 million reported in the third quarter of FY07. Diluted earnings per share were $0.73, a 24.1 percent increase over the $0.59 reported in the year earlier quarter. Operating cash flow in the quarter increased to $62.8 million from $50.3 million in the year earlier quarter. Days sales outstanding at the end of the quarter were 67, the same as at the end of the third quarter of FY07. Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, were $55.8 million in the quarter, an increase of 26.4 percent over EBITDA of $44.2 million in the third quarter of FY07. The EBITDA margin, a non-GAAP measure, was 8.8 percent compared with 9.3 percent in the year earlier quarter.

Third Quarter Highlights

Major highlights and accomplishments during the third quarter of FY08 include:

•	Contract awards with an estimated value of $897 million. The awards in the quarter include:
o
Four awards, with a total estimated value of $93 million, won through our Strategic Services Sourcing (S3) contract vehicle with the U.S. Army: a four-year, $26.8 million contract to continue engineering support for the C4ISR On-The-Move Product Management Office, which enables us to help assess emerging technologies for the Army’s Future Combat System; $30.6 million in new work added to our contract with the Army’s Project Manager, Force XXI Battle Command Brigade and Below, which expands the technical and professional services we provide for Army command and control systems; and two two-year awards, valued at $36 million, with the Army’s Night Vision & Electronic Sensors Directorate, including a recompete award with the directorate’s Science and Technology Division, and a new contract for supporting advanced technology sensor programs. With these awards, CACI has now won approximately $1.2 billion in task orders since receiving the S3 contract in March of 2006.

o
A four-year indefinite delivery/indefinite quantity contract with an estimated value of $82.8 million to continue providing professional services for the Department of Navy Chief Information Officer (DON CIO). CACI has been serving the DON CIO information management and technology activities in this capacity since 1998.

o
A five-year blanket purchase agreement with an estimated $54.8 million value to support the Defense Medical Logistics Standard Support-Defense Logistics Agency program. This new award continues our growth as a provider of healthcare logistics solutions for the Department of Defense.

o
A five-year, $49 million prime contract from the U.S. Navy’s Space and Naval Warfare Systems Center (SPAWAR) in Charleston, SC to help the Navy provide operational support to the Federal Bureau of Investigation (FBI). This new award is the first prime contract SPAWAR has awarded to CACI’s Charleston operations, substantially increasing the scope and value of our SPAWAR business in Charleston as well as our support for the FBI.

•	Contract awards for the first nine months of FY08 with an estimated total value of $2.3 billion, equal to the awards received during the first nine months of FY07.

•
Contract funding orders totaling $706 million, a 22 percent increase over the third quarter of FY07. Contract funding orders for the first nine months of FY08 totaled $1.9 billion, an increase of 12 percent over the $1.7 billion received in the first nine months of FY07.

•
Intelligence Community revenue 71 percent higher than the third quarter of FY07, representing 36 percent of our revenue for the quarter. Over 4,000 CACI employees, or approximately 34 percent of our workforce, hold Top Secret or higher security clearances.

•
Recognition of CACI as a recipient of the “Best Overall Government Contractor Ethics Program” rating from the Ethisphere Institute, placing 3rd among the 100 largest government contractors. This is strong confirmation of CACI’s solid commitment to the highest ethical standards.

•
Recognition of CACI as the 2nd Most Admired IT Services Company, as well as the 2nd Most Admired Virginia Company in Fortune magazine’s Most Admired Companies listing. These rankings demonstrate our continued focus on making CACI the best workplace for talented people to build a fulfilling career.

•	Election of CACI Executive Chairman Dr. J.P. (Jack) London to the U.S. Naval Institute Board of Directors, reflecting his outstanding lifetime contributions in both defense and business leadership.

•
Federal 100 recognition of CACI President and CEO Paul Cofoni by Federal Computer Week, honoring his record as an industry leader who has made a positive impact on federal information technology practices.

CEO Commentary

Commenting on the company’s financial results, Paul Cofoni, CACI’s President and CEO, said, “We are extremely pleased with CACI’s solid third-quarter performance. Our record revenue was fueled by both acquisitions and strong 20 percent organic growth. The performance of our four recent acquisitions in intelligence and security services exceeded our expectations and contributed to 71 percent growth in our intelligence business over the third quarter of fiscal 2007. We believe there will continue to be priority funding in national defense, intelligence, and government transformation. These national priorities are CACI’s priorities. We remain focused on expanding the value-added solutions we provide our clients in countering global terrorism and improving government services. CACI’s continuing progress in meeting long-term growth goals positions us well for the remainder of this fiscal year and throughout fiscal 2009.”

First Nine Months FY08 Results

For the first nine months of FY08, we reported record revenue of $1.77 billion, up 24.5 percent over the first nine months of FY07 revenue of $1.42 billion. Operating income in the first nine months of FY08 was $116.5 million, up 7.9 percent over $108.0 million reported in the first nine months of FY07. The operating margin was 6.6 percent for the first three quarters of FY08 compared with 7.6 percent for the same period in FY07. The effective tax rate for the first nine months of FY08 was 38.9 percent versus 36.9 percent for the same period of FY07. Net income for the first nine months of FY08 was $59.8 million, 3.6 percent higher than net income of $57.7 million for the first nine months of FY07. Diluted earnings per share were $1.96, a 6.3 percent increase over the $1.84 reported in the year earlier period. Operating cash flow for the first nine months of FY08 was $78.6 million compared with $120.7 million for the similar period in FY07. EBITDA was $151.9 million for the first nine months, an increase of 10.7 percent over the $137.2 million realized for the first nine months of FY07. The EBITDA margin for the first three quarters of FY08 was 8.6 percent compared to 9.7 percent for the same period of FY07.

CACI Revises its FY08 Guidance

We are revising our FY08 annual guidance, summarized in the table below:

(In millions except for earnings per share)	Fiscal Year 2008
Revenue	$2,375 - $2,425
Net income	$81.0 - $84.1
Diluted earnings per share	$2.65 - $2.75
Diluted weighted average shares	30.6

This guidance represents our views as of April 30, 2008. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, May 1st, during which members of our senior management will be making a brief presentation focusing on third quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-877-719-9799 and enter the confirmation code 5383048. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, May 1st, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services and IT solutions needed to prevail in today’s defense, intelligence, homeland security and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; information assurance, information operations, and cyber security services; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients’ operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 2000 index. CACI provides dynamic careers for approximately 11,800 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the accretiveness of the Dragon Development Corporation and Athena Innovative Solutions, Inc. transactions to our earnings; regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Senior Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
866-606-3471, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

(Financial tables follow)

Selected Financial Data
CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	3/31/2008	3/31/2007	% Change	3/31/2008	3/31/2007	% Change
Revenue	$634,157	$473,055	34.1%	$1,765,521	$1,417,587	24.5%
Costs of revenue
Direct costs	424,946	307,688	38.1%	1,183,771	919,879	28.7%
Indirect costs and selling expenses	153,406	121,201	26.6%	429,898	360,482	19.3%
Depreciation and amortization	12,334	9,687	27.3%	35,389	29,247	21.0%
Total costs of revenue	590,686	438,576	34.7%	1,649,058	1,309,608	25.9%
Operating income	43,471	34,479	26.1%	116,463	107,979	7.9%
Interest expense and other, net	6,751	4,934	36.8%	18,641	16,505	12.9%
Income before income taxes	36,720	29,545	24.3%	97,822	91,474	6.9%
Income taxes	14,428	11,103	29.9%	38,048	33,766	12.7%
Net income	$22,292	$18,442	20.9%	$59,774	$57,708	3.6%

Basic earnings per share	$0.74	$0.60	23.9%	$1.99	$1.88	5.9%
Diluted earnings per share	$0.73	$0.59	24.1%	$1.96	$1.84	6.3%

Weighted average shares used in per share computations:
Basic	30,076	30,835		30,034	30,719
Diluted	30,587	31,410		30,562	31,376

	Statement of Operations Data (Unaudited)
	Quarter Ended		Nine Months Ended
	3/31/2008	3/31/2007	3/31/2008	3/31/2007
Operating income margin	6.9%	7.3%	6.6%	7.6%
Tax rate	39.3%	37.6%	38.9%	36.9%
Net income margin	3.5%	3.9%	3.4%	4.1%

EBITDA*	$55,805	$44,166	$151,852	$137,226
EBITDA margin*	8.8%	9.3%	8.6%	9.7%
*See Reconciliation of Net Income and Earnings before Interest, Taxes, Depreciation and Amortization on page 9

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2008	6/30/2007
ASSETS:
Current assets
Cash and cash equivalents	$52,270	$285,682
Accounts receivable, net	476,221	386,150
Prepaid expenses and other current assets	40,519	37,171
Total current assets	569,010	709,003

Goodwill and intangible assets, net	1,182,253	962,090
Property and equipment, net	25,070	22,695
Other long-term assets	87,943	98,159
Total assets	$1,864,276	$1,791,947

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$3,548	$7,643
Accounts payable	79,656	59,827
Accrued compensation and benefits	115,731	96,978
Other accrued expenses and current liabilities	95,488	130,573
Total current liabilities	294,423	295,021

Long-term debt, net of current portion	633,512	635,772
Other long-term liabilities	49,849	47,307
Total liabilities	977,784	978,100

Shareholders' equity	886,492	813,847
Total liabilities and shareholders' equity	$1,864,276	$1,791,947

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2008	3/31/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59,774	$57,708
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	35,389	29,247
Amortization of deferred financing costs	1,845	1,065
Stock-based compensation expense	13,684	9,959
Provision for deferred income taxes	3,657	1,952
Changes in operating assets and liabilities,
net of effect of business acquisitions:
Accounts receivable, net	(61,809)	30,448
Prepaid expenses and other current assets	(1,328)	(4,045)
Accounts payable and accrued expenses	14,043	(1,730)
Accrued compensation and benefits	11,598	(3,501)
Income taxes receivable and payable	(1,056)	(5,184)
Other liabilities	2,758	4,795
Net cash provided by operating activities	78,555	120,714

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,289)	(5,593)
Purchases of businesses, net of cash acquired	(303,305)	(4,629)
Other	161	(1,240)
Net cash used in investing activities	(313,433)	(11,462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments made under bank credit facilities	(2,797)	(27,657)
Proceeds from employee stock purchase plans	3,300	4,437
Proceeds from exercise of stock options	1,988	8,261
Purchase of common stock	(975)	(3,661)
Other	63	7,707
Net cash provided by (used in) financing activities	1,579	(10,913)
Effect of exchange rate changes on cash and cash equivalents	(113)	740
Net (decrease) increase in cash and cash equivalents	(233,412)	99,079
Cash and cash equivalents, beginning of period	285,682	24,650
Cash and cash equivalents, end of period	$52,270	$123,729

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

	Quarter Ended
(dollars in thousands)	3/31/2008		3/31/2007		$ Change	% Change
Department of Defense	$474,903	74.9%	$339,651	71.8%	$135,252	39.8%
Federal Civilian Agencies	129,404	20.4%	105,241	22.3%	24,163	23.0%
Commercial	25,550	4.0%	23,409	4.9%	2,141	9.1%
State and Local Governments	4,300	0.7%	4,754	1.0%	(454)	-9.5%
Total	$634,157	100.0%	$473,055	100.0%	$161,102	34.1%

	Nine Months Ended
(dollars in thousands)	3/31/2008		3/31/2007		$ Change	% Change
Department of Defense	$1,311,052	74.3%	$1,016,752	71.7%	$294,300	28.9%
Federal Civilian Agencies	363,711	20.6%	319,639	22.6%	44,072	13.8%
Commercial	76,738	4.3%	66,508	4.7%	10,230	15.4%
State and Local Governments	14,020	0.8%	14,688	1.0%	(668)	-4.5%
Total	$1,765,521	100.0%	$1,417,587	100.0%	$347,934	24.5%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2008		3/31/2007		$ Change	% Change
Time and materials	$314,201	49.5%	$252,421	53.4%	$61,780	24.5%
Cost reimbursable	181,775	28.7%	127,429	26.9%	54,346	42.6%
Fixed price	138,181	21.8%	93,205	19.7%	44,976	48.3%
Total	$634,157	100.0%	$473,055	100.0%	$161,102	34.1%

	Nine Months Ended
(dollars in thousands)	3/31/2008		3/31/2007		$ Change	% Change
Time and materials	$904,973	51.3%	$735,154	51.9%	$169,819	23.1%
Cost reimbursable	482,609	27.3%	390,515	27.5%	92,094	23.6%
Fixed price	377,939	21.4%	291,918	20.6%	86,021	29.5%
Total	$1,765,521	100.0%	$1,417,587	100.0%	$347,934	24.5%

 Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2008		3/31/2007		$ Change	% Change
Prime	$516,273	81.4%	$388,022	82.0%	$128,251	33.1%
Subcontractor	117,884	18.6%	85,033	18.0%	32,851	38.6%
Total	$634,157	100.0%	$473,055	100.0%	$161,102	34.1%

	Nine Months Ended
(dollars in thousands)	3/31/2008		3/31/2007		$ Change	% Change
Prime	$1,446,711	81.9%	$1,158,941	81.8%	$287,770	24.8%
Subcontractor	318,810	18.1%	258,646	18.2%	60,164	23.3%
Total	$1,765,521	100.0%	$1,417,587	100.0%	$347,934	24.5%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)

	Quarter Ended
(dollars in thousands)	3/31/2008	3/31/2007	$ Change	% Change
Contract Funding Orders	$706,287	$576,912	$129,375	22.4%

	Nine Months Ended
(dollars in thousands)	3/31/2008	3/31/2007	$ Change	% Change
Contract Funding Orders	$1,861,575	$1,667,359	$194,216	11.6%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)
We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	3/31/2008	3/31/2007	% Change	3/31/2008	3/31/2007	% Change
Revenue, as reported	$634,157	$473,055	34.1%	$2,285,906	$1,894,916	20.6%
Less:
Acquired revenue	66,982	-		153,066	-
Organic revenue	$567,175	$473,055	19.9%	$2,132,840	$1,894,916	12.6%

Reconciliation of Net Income and Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)
EBITDA, a measure used by management to evaluate operating performance, is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization, as shown on our Condensed Consolidated Statements of Operations. We believe that this non-GAAP measure is a valuable indicator of our operating performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies, but EBITDA as defined by us may not be computed in the same manner as similarly titled measures used by other companies. The EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.
	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/08	3/31/07	% Change	3/31/08	3/31/07	% Change
Net Income, as reported	$22,292	$18,442	20.9%	$59,774	$57,708	3.6%
Plus:
Income taxes	14,428	11,103	29.9%	38,048	33,766	12.7%
Interest expense, net	6,751	4,934	36.8%	18,641	16,505	12.9%
Depreciation and
amortization	12,334	9,687	27.3%	35,389	29,247	21.0%
EBITDA	$55,805	$44,166	26.4%	$151,852	$137,226	10.7%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/08	3/31/07	% Change	3/31/08	3/31/07	% Change
Revenue, as reported	$634,157	$473,055	34.1%	$1,765,521	$1,417,587	24.5%
EBITDA	$55,805	$44,166	26.4%	$151,852	$137,226	10.7%
EBITDA margin	8.8%	9.3%		8.6%	9.7%